UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 10/A
(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

EFT BIOTECH HOLDINGS, INC.
 (Exact name of small business issuer as specified in its charter)

Commission File No. 001-34222

Nevada (State or other Jurisdiction of Incorporation or Organization)	22-1211204 (I.R.S. Employer Identification No.)

929Radecki Court City of Industry, CA	91748
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (626) 581 - 0388

With Copies to:
Virginia K Sourlis, Esq.
The Sourlis Law Firm
2 Bridge Avenue
The Galleria
Red Bank, New Jersey 07701
Telephone: (732) 530-9007

Securities to be registered under Section 12(b) of the Act:

Title of each class To be registered N/A	Name of each exchange on which Each class is to be registered N/A

Securities to be registered under Section 12 (g) of the Act:

Common Stock, par value $0.00001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 2 to Form 10 to amend and restate “Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”contained in Amendment No. 1 to the Company’s Form 10 (File No. 001-34222).  The other contents of the Company’s Amendment No. 1 to Form 10, including exhibits thereto, remain unchanged and are  incorporated by reference herein.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTINGAND FINANCIAL DISCLOSURE

We dismissed Weinberg & Company, P.A. (“Weinberg”) as our independent accountants on May 4, 2008.  We had engaged Weinberg to audit our financial statements for the year ended March 31, 2008.  On May 4, 2008, we engaged Child, Van Wagoner & Bradshaw, PLLC (“CVB”) as our independent accountants to audit our financial statements for the fiscal year ended March 31, 2008 and the subsequent fiscal years ending March 31st and d to review our unaudited reports for the interim periods.  The change in accountants was approved by our board of directors on May 4, 2008.  We do not have an audit committee due to the size of our board of directors

For the period of their engagement, there were no disagreements with Weinberg on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Weinberg satisfaction, would have caused Weinberg to make reference to the subject matter in connection with its reports; and there were no reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K. During the period of the Company’s engagement of Weinberg, Weinberg did not issue any reports on the Company’s audited financial statements.

           Prior to its engagement, neither the Company nor anyone on its behalf has consulted CVB, regarding (i) either: the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Registrant’s financial statements; as such, no written or oral advice was provided, and none was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was a subject of a disagreement or reportable event, as there were none.

We provided Weinberg with a copy of this disclosure on April 17, 2009, requesting Weinberg to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us, and, if not, stating the respects in which it does not agree. A copy of the letter furnished by Weinberg in response to that request is filed as Exhibit 16.1 to this Amendment No. 2 to Form 10.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.:	Description:

3.1(1)	Articles of Incorporation of GRG, Inc. (now EFT BioTech Holdings, Inc.).
3.1.1(1)	Articles of Merger filed December 28, 2004 between HumWare Media Corporation, World Wide Golf Web, Inc. and GRG, Inc.
3.1.2(1)	Certificate of Amendment, effective November 7, 2007, to the Articles of Incorporation of HumWare Media Corporation
3.2(3)	By-laws
4.1(1)	Form of Common Stock Certificate
4.2(1)	Form of Warrant to purchase one share of Common Stock for a purchase price of $3.80 per share until the second anniversary date of the date of issuance
10.1(3)
Share Exchange Agreement, dated as of the 1st day of November, 2007, by and among EFT BioTech Holdings, Inc. (formerly HumWare Media Corporation), a Nevada corporation; certain EFT Shareholders and EFT BioTech Corporation, a Nevada corporation

10.2(2)	Subscription Agreement for Units in connection with the Registrant’s Regulation S Private Placement
10.3(3)	Employment Agreement, dated May 10, 2008, between EFT BioTech Holdings, Inc. and Sharon Tang
14.1(3)	Code of Ethics
14.2(3)	Code of Business Conduct
16.1	Letter of Weinberg & Company P.A., dated April 21, 2009
23.1(1)	Consent of Sharon Tang to be named as “financial expert” of the Board of Directors of the Registrant

(1)	Filed as an exhibit to Form 10 (File No.: 001-34222) filed with the SEC on December 10, 2008 and incorporated by reference herein.
(2)	Filed as an exhibit to Form 10-Q for the quarter ended December 31, 2008 (File No.: 001-34222) filed with the SEC on February 13, 2008 and incorporated by reference herein.
(3)	Filed as an Exhibit to Amendment No. 1 to Form 10 (File No.: 001-34222) filed with the SEC and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EFT BIOTECH HOLDINGS, INC.
Date: April 21, 2009	By: /s/ Jack Jie Qin Name: Jack Jie Qin Title: President, Chief Executive Officer and Chairman (Principal Executive Officer)

Date: April 21, 2009	By: /s/ Sharon Tang Name: Sharon Tang Title: Chief Financial Officer (Principal Financing and Accounting Officer)